Exhibit 23(A)




                   CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Lone Star Industries, Inc. on Form S-8 (File No. ____________) of our report, included in the Annual Report (Form 10-K), dated January 31, 1996, which includes an explanatory paragraph related to the Company's reorganization effective April 14, 1994, on our audits of the consolidated financial statements and financial statement schedule of Lone Star Industries, Inc. and Consolidated Subsidiaries as of December 31, 1995 and 1994 and for the year ended December 31, 1995, the nine months ended December 31, 1994 (post-confirmation), the three months ended March 31, 1994 and the year ended December 31, 1993 (pre-confirmation).


                                   COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
August 29, 1996